                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                             Metal Management, Inc.
               ---------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
         ---------------------------------------------------------------
                         (Title of Class of Securities)


                                    591097209
                             -----------------------
                                 (CUSIP Number)


                                  May 15, 2003
               --------------------------------------------------
              Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 591097209                                           Page 2 of 12
         -----------                                          ------------

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons

      RAM Trading, Ltd.
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      Cayman Islands corporation
      Cayman Islands
--------------------------------------------------------------------------------
                     5.   Sole Voting Power
   NUMBER OF                    0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   Shared Voting Power
   OWNED BY               690,000 shares of Common Stock
     EACH          -------------------------------------------------------------
  REPORTING          7.   Sole Dispositive Power
    PERSON                      0
     WITH          -------------------------------------------------------------
                     8.   Shared Dispositive Power
                          See Row 6 above.
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person
      See Row 6 above.
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

                                                                          [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      Approximately 6.8% as of the date of this filing (based on 10,152,626 shares of Common Stock issued and outstanding as of March 10, 2003).

--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
          CO
--------------------------------------------------------------------------------

CUSIP NO. 591097209                                           Page 3 of 12
         -----------                                          ------------

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons

      Ritchie Capital Management, L.L.C.
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      Delaware limited liability company
      U.S.A.
--------------------------------------------------------------------------------
                     5.   Sole Voting Power
   NUMBER OF                    0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   Shared Voting Power
   OWNED BY               690,000 shares of Common Stock
     EACH          -------------------------------------------------------------
  REPORTING          7.   Sole Dispositive Power
    PERSON                      0
     WITH          -------------------------------------------------------------
                     8.   Shared Dispositive Power
                          See Row 6 above.
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person
      See Row 6 above.
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

                                                                          [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      Approximately 6.8% as of the date of this filing (based on 10,152,626 shares of Common Stock issued and outstanding as of March 10, 2003).

--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
          OO; HC
--------------------------------------------------------------------------------

CUSIP NO. 591097209                                           Page 4 of 12
         -----------                                          ------------

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons

      RAM Capital, L.L.C.
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      Illinois limited liability company
      U.S.A
--------------------------------------------------------------------------------
                     5.   Sole Voting Power
   NUMBER OF                    0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   Shared Voting Power
   OWNED BY               690,000 shares of Common Stock
     EACH          -------------------------------------------------------------
  REPORTING          7.   Sole Dispositive Power
    PERSON                      0
     WITH          -------------------------------------------------------------
                     8.   Shared Dispositive Power
                          See Row 6 above.
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person
      See Row 6 above.
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

                                                                          [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      Approximately 6.8% as of the date of this filing (based on 10,152,626 shares of Common Stock issued and outstanding as of March 10, 2003).
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
          OO; HC
--------------------------------------------------------------------------------

CUSIP NO. 591097209                                           Page 5 of 12
         -----------                                          ------------

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons

      RAM Capital Investments, Ltd.
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      Cayman Islands corporation
      Cayman Islands
--------------------------------------------------------------------------------
                     5.   Sole Voting Power
   NUMBER OF                    0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   Shared Voting Power
   OWNED BY               690,000 shares of Common Stock
     EACH          -------------------------------------------------------------
  REPORTING          7.   Sole Dispositive Power
    PERSON                      0
     WITH          -------------------------------------------------------------
                     8.   Shared Dispositive Power
                          See Row 6 above.
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person
      See Row 6 above.
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

                                                                          [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      Approximately 6.8% as of the date of this filing (based on 10,152,626 shares of Common Stock issued and outstanding as of March 10, 2003).

--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
          CO; HC
--------------------------------------------------------------------------------

CUSIP NO. 591097209                                           Page 6 of 12
         -----------                                          ------------

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons

      THR, Inc.
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      Illinois corporation
      U.S.A.
--------------------------------------------------------------------------------
                     5.   Sole Voting Power
   NUMBER OF                    0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   Shared Voting Power
   OWNED BY               690,000 shares of Common Stock
     EACH          -------------------------------------------------------------
  REPORTING          7.   Sole Dispositive Power
    PERSON                      0
     WITH          -------------------------------------------------------------
                     8.   Shared Dispositive Power
                          See Row 6 above.
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person
      See Row 6 above.
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

                                                                          [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      Approximately 6.8% as of the date of this filing (based on 10,152,626 shares of Common Stock issued and outstanding as of March 10, 2003).

--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
          CO; HC
--------------------------------------------------------------------------------

CUSIP NO. 591097209                                           Page 7 of 12
         -----------                                          ------------

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons

      A.R. Thane Ritchie
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      U.S. Citizen
--------------------------------------------------------------------------------
                     5.   Sole Voting Power
   NUMBER OF                    0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   Shared Voting Power
   OWNED BY               690,000 shares of Common Stock
     EACH          -------------------------------------------------------------
  REPORTING          7.   Sole Dispositive Power
    PERSON                      0
     WITH          -------------------------------------------------------------
                     8.   Shared Dispositive Power
                          See Row 6 above.
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person
      See Row 6 above.
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

                                                                          [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      Approximately 6.8% as of the date of this filing (based on 10,152,626 shares of Common Stock issued and outstanding as of March 10, 2003).

--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
          IN; HC
--------------------------------------------------------------------------------

Cusip No. 591097209                                                 Page 8 of 12

                                  SCHEDULE 13G
                                  ------------

Item 1(a)  Name of Issuer: METAL MANAGEMENT, INC.


     1(b)  Address of Issuer's Principal Executive Offices:

                          500 N. Dearborn St., Suite 405
                          Chicago, IL 60610

Item 2(a)  Name of Person Filing
Item 2(b)  Address of Principal Business Office
Item 2(c)  Citizenship

                          RAM Trading, Ltd.
                          c/o Caledonian Bank & Trust Limited
                          Caledonian House
                          P.O. Box 1043
                          George Town, Grand Cayman
                          Cayman Islands corporation

                          Ritchie Capital Management, L.L.C.
                          210 East State Street
                          Batavia, Illinois 60510
                          Delaware limited liability company

                          RAM Capital, L.L.C.
                          210 East State Street
                          Batavia, Illinois 60510
                          Illinois limited liability company

                          RAM Capital Investments, Ltd.
                          c/o Caledonian Bank & Trust Limited
                          Caledonian House
                          P.O. Box 1043
                          George Town, Grand Cayman
                          Cayman Islands corporation

                          THR, Inc.
                          210 East State Street
                          Batavia, Illinois 60510
                          Illinois corporation

Cusip No. 591097209                                                 Page 9 of 12



                          A.R. Thane Ritchie
                          210 East State Street
                          Batavia, Illinois 60510
                          U.S. Citizen

     2(d)  Title of Class of Securities:

                          Common Stock, $0.01 par value per share

     2(e)  CUSIP Number: 591097209

Item 3     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

           (a) [__] Broker or dealer registered under Section 15 of the Exchange Act;

           (b)  [__] Bank as defined in Section 3(a)(6) of the Exchange Act;

           (c) [__] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

           (d) [__] Investment company registered under Section 8 of the Investment Company Act;

           (e) [__] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

           (f) [__] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [__] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

           (h) [__] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [__] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j)  [__] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Cusip No. 591097209                                                Page 10 of 12


Item 4  Ownership:

RAM TRADING, LTD.
RITCHIE CAPITAL MANAGEMENT, L.L.C.
RAM CAPITAL, L.L.C.
RAM CAPITAL INVESTMENTS, LTD.
THR, INC.
A.R. THANE RITCHIE

   (a)  Amount beneficially owned:

        SHARED VOTING POWER

        690,000 shares of Common Stock

   (b)  Percent of Class:

        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ITEM (a) ABOVE

        Approximately 6.8% as of the date of this filing (based on 10,152,626 shares of Common Stock issued and outstanding as of March 10, 2003.)

   (c)  Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote:

                 0

        (ii)  shared power to vote or to direct the vote:

              See item (a) above.

        (iii) sole power to dispose or to direct the disposition of:

                 0

        (iv)  shared power to dispose or to direct the disposition of:

              See item (a) above.

Item 5  Ownership of Five Percent or Less of a Class:

                Not Applicable.

Cusip No. 591097209                                                Page 11 of 12


Item 6  Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                Not Applicable.

Item 8  Identification and Classification of Members of the Group:

                Not Applicable.

Item 9  Notice of Dissolution of Group:

                Not Applicable.

Item 10 Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Cusip No. 591097209                                                Page 12 of 12


     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 22nd day of May, 2003


RAM TRADING, LTD.                        RAM CAPITAL, L.L.C.

By: Ritchie Capital Management, L.L.C.,  By: Ritchie Capital Management, L.L.C.,
    its Investment Manager                   its Investment Manager

    By: THR, Inc.                            By: THR, Inc.

      By: /s/ A.R. Thane Ritchie               By: /s/ A.R. Thane Ritchie
         -------------------------                -------------------------
          A.R. Thane Ritchie, President            A.R. Thane Ritchie, President

RITCHIE CAPITAL MANAGEMENT, L.L.C.       RAM CAPITAL INVESTMENTS, LTD.

                                         By: Ritchie Capital Management, L.L.C.,
By: THR, Inc.                                its Investment Manager

      By: /s/ A.R. Thane Ritchie             By: THR, Inc.
         ------------------------------
          A.R. Thane Ritchie, President        By: /s/ A.R. Thane Ritchie
                                                  -------------------------
                                                   A.R. Thane Ritchie, President

/s/ A.R. Thane Ritchie                   THR, INC.
---------------------------------------
A.R. Thane Ritchie
                                         By: /s/ A.R. Thane Ritchie
                                            -------------------------------
                                             A.R. Thane Ritchie, President